Framework for Awards of Performance Shares

                   The following is the framework adopted by the Human Resources Committee (the “Committee”) of the Board of Directors of Oshkosh Corporation (the “Company”) for approving Awards of Performance Shares under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan (the “Plan”) (capitalized terms used but not defined herein are used as defined in the Plan):

           1.      Participants; Performance Shares. As to each specific Award of Performance Shares, the Committee shall approve a list of Participants who will receive the number of Performance Shares listed opposite their names on such list.

           2.      Award Calculation Schedule. The Committee will approve a schedule as to each specific Award of Performance Shares that will set forth different percentiles representing the extent to which the Performance Goal applicable to the Award is achieved and a corresponding percentage of Award shares earned at each percentile. Each Performance Share represents the right to receive a number of Shares equal to the decimal equivalent of the percentage of Award shares earned as reflected on such schedule based upon to the extent to which the Performance Goal is achieved as reflected on such schedule, except that cash will be paid in lieu of any fractional Share.

           3.      Performance Goal. The Performance Goal applicable to the Awards is total shareholder return, which is the annualized rate of return reflecting stock price appreciation plus cash equivalent distributions and reinvestment of dividends as and when paid and the compounded effect of dividends paid on reinvested dividends (“TSR”), for Shares, on the one hand, and for the group of comparator companies reflected on a schedule to be approved by the Committee as to each specific Award of Performance Shares (the “Benchmark Companies”), on the other hand, for a performance period of approximately three years to be designated by the Committee as to each specific Award of Performance Shares (the “Performance Period”), assuming that $100 was invested in Shares and in the stock of each of the Benchmark Companies at the beginning of the Performance Period.

a. To determine TSR, the average of the closing market prices for the Shares and the Benchmark Companies, respectively, for the first ten trading days of the Performance Period and the average of the closing market prices for the Shares and the Benchmark Companies, respectively, for the last ten trading days of the Performance Period will be used.

b. The extent to which the Performance Goal is achieved will be determined by computing TSR for each of the Benchmark Companies, ordering the Benchmark Companies from lowest to highest based upon their respective TSR and determining how TSR for the Shares compares on a percentile basis. For this purpose, TSR for the Shares will equal or exceed a percentile only if it equals or exceeds the lowest TSR for a Benchmark Company that falls at or above the percentile. How TSR for the Shares compares on a percentile basis will then be applied to the award calculation schedule that the Committee approved to determine the number of Shares earned. Determinations will be made in a manner acceptable to the Committee and certified in writing in a manner that complies with Code Section 162(m). The Company will deliver the Shares earned to the Participant promptly after the determination of the number of Shares earned.

           4.      Termination of Employment; Change in Control.

a. If the employment of a Participant terminates due to Retirement, death or Disability after the tenth trading day of the Performance Period and prior to the end of the Performance Period and such termination occurs prior to a Change in Control, then the Participant will receive a number of Shares in respect of the Award equal to the product of (i) the number of Shares the Participant would have received had the Performance Period ended on the date of termination multiplied by (ii) a fraction the numerator of which is the number of days elapsed in the Performance Period prior to such termination and the denominator of which is the number of days in the full Performance Period. Such amount will be calculated and paid promptly following the date of termination.

b. The Participant will forfeit any rights under the Award in each of the following cases: (i) if the employment of a Participant terminates at any time prior to the commencement of the Performance Period; (ii) if the employment of a Participant terminates for reasons other than Retirement, death or Disability prior to the end of the Performance Period and such termination occurs prior to a Change in Control; or (iii) if the employment of a Participant terminates due to Retirement, death or Disability during the first ten trading days of the Performance Period and such termination occurs prior to a Change in Control.

c. In the event of a Change in Control after the commencement and prior to the end of the Performance Period (and prior to a termination to which 4.a or 4.b applies), a Participant will receive a number of Shares in respect of the Award calculated as if the Performance Period ended on the date of the Change in Control. Further, to determine TSR, (i) if the first public announcement of the event giving rise to the Change in Control occurs on or prior to the tenth trading day of the Performance Period, then the average of the closing market prices for the Shares and the Benchmark Companies, respectively, for the ten trading days preceding the first public announcement of the event giving rise to the Change in Control will be used in lieu of the average of the closing market prices for the Shares and the Benchmark Companies, respectively, for the first ten trading days of the Performance Period, but in no event will trading days prior to the date the Award is approved be used and (ii) the Change in Control Price will be used in lieu of the average of the closing market prices for the Shares for the last ten trading days of the Performance Period. The amount earned will be calculated and paid promptly following the date of the Change in Control.

d. In the event of a Change in Control after the end of the Performance Period and prior to the delivery of any Shares earned in respect of the Award, a Participant shall have the right to receive an amount of cash equal to the product of the number of Shares earned and the Change in Control Price.

           5.      No Dividends. Performance Shares as such will not entitle a Participant to receive dividend payments or dividend equivalent payments with respect to any Shares. However, at such time as the Company delivers Shares earned to a Participant, the Company will also deliver a number of Shares equal to the quotient obtained by dividing (a) the aggregate amount of cash dividends that the Company would have paid on the Shares earned over the course of the period commencing at the start of the Performance Period and ending on the date of delivery of the Shares earned had the Shares earned been outstanding on record dates for dividends during such period by (b) the Fair Market Value of the Shares on the date five business days prior to the date the Company delivers Shares earned to a Participant.

           6.      Tax Matters.

a. A Participant may defer the delivery of Shares that are issuable in respect of an Award pursuant to the Oshkosh Corporation Deferred Compensation Plan for Directors and Officers by delivering an election prior to the date the Award is approved.

b. To satisfy the federal, state and local withholding tax obligations of a Participant arising in connection with an Award, the Company will withhold Shares otherwise issuable under the Award having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld will not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction. If the number of Shares to be withheld shall include a fractional share, then the number of Shares withheld shall be increased to the next higher whole number, and the Company shall deliver to the Participant cash in lieu of such fractional share representing such increase.

c. The Awards are intended to qualify as “performance-based compensation” under Code Section 162(m).

           7.      Beneficiary. A Participant may from time to time designate in writing, in a manner acceptable to the Company, a beneficiary to receive payment under the Award after the Participant’s death.

           8.      Award Agreement. This framework constitutes an award agreement relating to the Awards for purposes of the Plan.

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